Exhibit 10.4

CULLMAN SAVINGS BANK

AMENDED AND RESTATED DEFERRED INCENTIVE PLAN

Amended and Restated Effective as of March 1, 2021

Initially Adopted Effective as of January 1, 2008

ii

CULLMAN SAVINGS BANK

AMENDED AND RESTATED DEFERRED INCENTIVE PLAN

This Amended and Restated Cullman Savings Bank Deferred Incentive Plan ( “the Plan”) is made and entered into effective as of March 1, 2021 by Cullman Savings Bank, a federally chartered savings bank, headquartered in Cullman, Alabama (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Bank originally adopted the Plan, an unfunded, nonqualified deferred compensation plan for the benefit of a select group of management and/or highly compensated employees of the Bank (the “Participants”), effective as of January 1, 2008, as amended; and

WHEREAS, in connection with the conversion of Cullman Savings Bank, M.H.C. from the mutual holding company to the stock holding company form of organization (the “Second-Step Conversion”) and the related offering of shares of common stock (the “Offering”) by Cullman Bancorp, Inc. (the “Company”), a newly formed Maryland-chartered stock holding company which will serve as the new holding company of the Bank upon completion of the Second-Step Conversion, the Bank desires to amend and restate the Plan, effective as of March 1, 2021, to incorporate the prior amendments to the Plan; and

WHEREAS, the amendment and restatement of the Plan shall not change any payment elections or beneficiary designations that have been made prior to the effective date of this Plan; and

WHEREAS, it is the intention of the Bank that the Plan continue as an unfunded deferred compensation plan and that the Participants continue to have the status of general unsecured creditors of the Bank; and

NOW, THEREFORE, the Plan is hereby adopted as follows:

ARTICLE 1

NAME AND PURPOSE

1.1.	Name. The name of the Plan shall be the Cullman Savings Bank Amended and Restated Deferred Incentive Plan.

1.2.

Purpose. The purpose of the Plan is to promote the growth and profitability of the Bank and Bank by providing eligible key officers with an incentive award opportunity to achieve corporate objectives and by attracting and retaining individuals of outstanding competence by aligning their interests with the interests of the Bank in obtaining superior financial results. The Plan will provide a deferred incentive award to a select group of management and/or highly compensated employees of the Bank (hereinafter referred to as “Participant(s)”) based upon attainment of specified goals and objectives

1.3.

Plan for a Select Group. The Plan shall only cover Executives of the Bank or the Bank (as defined below), who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA (as defined below). The Bank shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for Participants who are members of a select group of management or highly compensated employees. Moreover, the Plan at all times shall be administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any contrary provision of the Plan, in order that the Plan shall constitute such a plan.

1.4.

Not a Funded Plan. It is the intention and purpose of the Bank that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

ARTICLE 2

DEFINITIONS

Unless the context otherwise indicates, the following terms used herein shall have the following meanings wherever used in this instrument:

2.1.	Administrator. The term “Administrator” shall mean such person or entity as determined by the Board, and in absence of such determination, the President and Chief Executive Officer of the Bank.

2.2.	Bank. The term “Bank” shall mean “Cullman Savings Bank” and any successor corporation or business organization which assumes the duties and obligations of Cullman Savings Bank.

2.3.

Beneficiary. The term “Beneficiary” shall mean any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of a Participant in the Plan.

2.4.	Board. The term “Board” shall mean the Board of Directors of the Bank.

2.5.	Cause. The term “Cause” shall mean any of the following acts by an Employee

(a)	Willful misconduct, i.e.

(i)	intentional material nonperformance of duties;

(ii)	unauthorized material competition with the Bank or;

(iii)	a material breach of this Agreement.

(b)	At the express or implied request of a regulatory agency having supervision over the Bank, including, without limitation

(i)	if Employee is suspended or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(I) of the Federal Deposit Insurance Act or;

(ii)	if Employee is removed or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(I) of the Federal Deposit Insurance Act.

(c)	Willful violation of any law, rule or regulation involving the business of banking or a final cease and desist order or;

(d)	Personal dishonesty that impacts the business or reputation of the Bank.

2.6	Change in Control. A “Change in Control” means

(a)

Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(b)

Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(c)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(d)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(e)	Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with the Second-Step Conversion and Offering.

2.7

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.8.	Code Section 409A. The term “Code Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder.

2.9.	Bank. The term “Bank” shall mean Cullman Savings Bank.

2.10.	Date of Termination. The term “Date of Termination” shall mean the date on which:

(a)	The Executive is discharged by the Bank for any reason;

(b)	The Executive voluntarily terminates employment with the Bank for any reason; or

(c)	When used with respect to a Director, the day following the last day on which the Director serves on the Board; provided

(d)	Such termination of employment constitutes a Separation from Service as such term is defined under Section 409A of the Code and all regulations and guidance promulgated thereunder.

2.11.

Deferred Incentive Account. The term “Deferred Incentive Account” shall mean the account established with respect to a Participant to which Bank awards shall be credited. Solely for recordkeeping purposes the Bank will establish a Participant deferral incentive account for each Participant. A Participant’s account will be credited with the contributions made to the account, credited (or charged, as the case may be) with the hypothetical or deemed investment earnings, and charged with benefit distributions from the account.

2.12.

Disability. The term “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer, in each case within the meaning of Code Section 409A and the Treasury Regulations thereunder..

2.13.	Early Termination. The term “Early Termination” shall mean the Termination of Employment before Normal Retirement Age for any reason other than death or Disability.

2.14.	Effective Date. The term “Effective Date” shall mean the date the Plan becomes effective, the date of which is March 1, 2021.

2.15.

ERISA. The term “ERISA” shall mean the Executive Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.16.	Executive. The term “Executive” shall mean any common-law employee of the Bank or the Bank, whether or not also serving as a director.

2.17.	Normal Retirement Date. The term “Normal Retirement Date” shall mean the later of the date on which a Participant attains age sixty (60) or has completed ten (10) years of service with the Bank.

2.18.

Participant. The term “Participant” shall mean any eligible Executive who has performed all the acts as may be required by the Plan to become a Participant, who has become a Participant in accordance with the terms and conditions of the Plan.

2.19.

Plan. The term “Plan” shall mean the Cullman Savings Bank Amended and Restated Deferred Incentive Plan as set forth herein, effective as of the Effective Date, and as it may be amended from time to time.

2.20.	Plan Year. The term “Plan Year” shall mean the twelve (12) month period ending on December 31st in each calendar year.

2.21.	Retire or Retirement. The term “Retire” or “Retirement” shall mean a Termination of Employment of a Participant, whether voluntary or involuntary, on or after the Normal Retirement Date.

2.22.	Termination Date. The term “Termination Date” shall mean the date as of which the Bank ceases to sponsor and maintain the Plan.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1. Eligibility. The Compensation Committee of the Board may, from time to time, in its sole discretion, designate one or more Executives as eligible to participate in the Plan.

3.2. Participation. Each Executive who has been designated as eligible to participate in the Plan shall become a Participant upon the contribution by the Bank of an award to the Participant’s Deferred Incentive Account and shall remain a Participant until such time that the Participant no longer has a Deferred Incentive Account balance under the Plan. Notwithstanding the foregoing, and to the extent permissible under Code Section 409A, if the Compensation Committee of the Board determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, then the Compensation Committee of the Board may, in its sole discretion, terminate such Participant’s participation in the Plan.

ARTICLE 4

INCENTIVE AWARDS

4.1. Deferred Incentive Awards. For each position there will be an amount as per the attached Schedule A that can be earned each year assuming the Award Objectives are accomplished as determined by the Board of Directors each year, upon meeting all of the terms and conditions of such award, entitle the Participant to a payment in cash equal to the value of the Participant’s Deferred Incentive Account.

4.2. Award Objectives. The Deferred Incentive Award for each position is based upon the objectives determined by the Board of Directors. The specific goals are determined annually, are separate from this document, and are subject to change by action of the Board of Directors or President and CEO in consultation with the Board of Directors or the Compensation Committee of the Board.

4.3. Establishment of Participant Account. The Administrator or designated representative shall establish one or more Participant Deferred Incentive Accounts in the name of each Participant on its books and records. All amounts credited to the Account of any Participant, or Beneficiary shall constitute a general, unsecured liability of the Bank, as applicable, to such person.

4.4. Crediting of Accounts. Amounts shall be credited to the Participant’s Account as of the date of grant of the Deferred Incentive award to the Participant.

4.5. Adjustment of Accounts for Earnings and Losses. Each Account shall be adjusted no less frequently than quarterly, as determined by the Plan Administrator, by a rate of interest equal to six percent (6%) or ten (10) times the Bank’s ROA for the most recently completed year, whichever is greater though not to exceed a maximum rate of interest of 10%. The determination of the appropriate rate of interest is in the sole discretion of the Plan Administrator. If a Participant is paid all or a portion of his Account between interest crediting dates, no interest credit will apply for the period from and after the immediately preceding interest crediting date through the date of payment, unless otherwise determined by the Plan Administrator.

4.6. Payment of Amounts Credited to Participant Deferred Incentive Account. Unless payment has already been made from a Participant’s deferral account under another paragraph of this section, the vested amounts credited to the Account will be paid on the dates, and in the form, as was originally specified by the Participant in his or her election form(s). Notwithstanding the foregoing, if a Participant terminates service and is a key employee, distribution may not be made before the date which is six months after the date of separation from service, or, if earlier, the date of death of the employee. Key employee is defined in the section 416 (i) (without regard to paragraph (5) thereof) of the Internal Revenue Code of 1986 as amended.

4.7. Payment of Amounts Credited to All Accounts upon Unforeseen Emergency. If a Participant has an “unforeseen emergency” as defined in this paragraph, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion of the vested portion of the Deferred Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Bank may require. “Unforeseen emergency” is defined as a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse, or a dependent (as defined in Internal Revenue Code Section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The amounts distributed with respect to an emergency will not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

4.8. Payment of Amounts Credited to All Accounts upon Disability. In the event of the Participant’s disability prior to or after separation from service, all amounts credited to the Participant’s accounts shall be paid in a lump sum as soon as administratively feasible. Disability is defined to mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or the Participant (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

4.9. Payment of Amounts Credited to All Accounts upon Death. In the event of the Participant’s death, all amounts credited to the Participant’s accounts shall be paid in a lump sum as soon as administratively feasible to the person or persons designated by the Participant on a beneficiary designation form supplied by the Bank. The beneficiary designation may be changed from time to time by the Participant. In the absence of a valid beneficiary designation, or if there is no living beneficiary validly named by the Participant, then the amounts credited to a Participant’s Accounts shall be paid in accordance with Article 6 of this Plan.

4.10. Payment Upon Change in Control. If there is a Change in Control before a Participant becomes entitled to receive benefits by reason of any of the above sections or before the Participant has received complete payment of his benefits under this Section, the Participant shall receive a lump sum payment of the amount credited to his account(s). Payment of any amount under this section shall be made within thirty (30) days of when the Change in Control occurs. The amount payable from any account will be valued as of the date of distribution.

ARTICLE 5

VESTING AND EXPIRATION

5.1. Vesting of Deferred Incentive Awards. Unless otherwise provided in an applicable Deferred Incentive award agreement, all Deferred Incentive awards shall vest in accordance with the following:

(a)

As of the date on which the fifth anniversary of the date of award occurs (the “Initial Vesting Date”), one hundred percent (100%) of such award shall become vested (provided that the Date of Termination has not occurred prior to such vesting date);

(b)

Each award made on behalf of a Participant in the plan shall vest independently of any and all other awards made in prior or subsequent years on behalf of the Participant, and shall vest in accordance with this Article 5.

(c)

Notwithstanding the foregoing, all unvested awards shall become fully vested immediately prior to the first of the following to occur (provided that the Date of Termination has not occurred prior to such vesting dates): (i) the Change in Control of the Bank; (ii) the death of the Participant; (iii) the Disability of the Participant; or (iv) the Retirement of the Participant (provided such Retirement occurs not earlier than the first anniversary of the Initial Vesting Date).

5.2. Expiration of Deferred Incentive Awards. Unless otherwise provided in a Deferred Incentive award agreement, an award shall expire in accordance with the following:

(a)	Upon a termination of employment, all unvested Deferred Incentive Awards shall expire as of the Date of Termination; and

(b)	Upon termination by the Bank for Cause, all vested and unvested Deferred Incentive Awards shall expire as of the Date of Termination.

ARTICLE 6

BENEFICIARIES

6.1. Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Article 7.2 herein, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant or former Participant:

(a)	spouse at the time of Participant’s death,

(b)	issue, per stirpes,

(c)	parents, or

(d)	executor or administrator of Participant’s estate.

6.2. Designated Beneficiary or Beneficiaries. A Participant may sign a document designating a Beneficiary or Beneficiaries to receive any benefit payable under Article 5. In the event a Participant dies at a time when a designation is on file which does not dispose of the total benefit distributable under Article 5, then the portion of such benefit distributable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be distributed to a Beneficiary determined under Article 7.1. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

ARTICLE 7

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

7.1. Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Bank to make payments to each Participant and/or Beneficiary in the future and shall be a liability solely against the general assets of the Bank. The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and their general assets for payment of benefits under the Plan.

7.2. Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Bank in meeting their obligations under the Plan shall in no way be deemed to controvert the provisions of Article 8.1 herein.

7.3. Investments. In its sole discretion, the Bank may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Bank to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Bank or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

ARTICLE 8

TRUST

8.1. Establishment of Trust. Notwithstanding any other provision or interpretation of the Plan, the Bank may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Bank, as applicable, for payments to the Participants or Beneficiaries of all or part of the benefits under the Plan. Any trust assets shall at all times remain subject to the claims of general creditors of the Bank in the event of their insolvency as more fully described in the trust.

8.2. Obligations of the Bank. Notwithstanding the fact that a trust may be established under Article 9.1 herein, the Bank shall remain liable for paying the benefits under the Plan. However, any payment of benefits to a Participant or a Beneficiary made by such a trust or by the Bank shall satisfy the Bank’s obligation to make such payment to such person.

8.3. Trust Terms. A trust established under Article 9.1 herein may be revocable by the Bank provided; however, that such a trust may become irrevocable in accordance with its terms in the event of a Change in Control. Such a trust may contain such other terms and conditions as the Bank may determine to be necessary or desirable. The Bank may terminate or amend a trust established under Article 8.1 herein at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

ARTICLE 9

ADMINISTRATION

9.1. Appointment of Administrator. The Compensation Committee of the Board may appoint the Administrator and the Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable. Unless the Compensation Committee of the Board appoints another Administrator, the Compensation Committee of the Board shall be the Administrator.

9.2. Powers and Duties of the Administrator. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. The Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and

Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

9.3. Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or the Compensation Committee of the Board has under the Plan. Such persons may also be advisors to the Bank or Bank.

ARTICLE 10

AMENDMENT AND TERMINATION

10.1. Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Bank at any time, and may be terminated by the Bank at any time, but no such amendment, modification or termination shall be detrimental to a Participant without the consent of such participant. A termination of the plan followed by full settlement of all Deferred Incentive Award accounts, which are vested as of the date of termination, shall not be considered detrimental to a Participant. Such amendment or termination shall be in writing, executed by two or more Directors whose actions are authorized or ratified by the Board. The foregoing right to terminate the Plan shall be subject to the limitations of Code Section 409A, which may permit the termination of the Plan but prohibit the distribution of assets in advance of the times otherwise provided herein.

10.2. No Liability for Plan Amendment or Termination. Neither the Bank, the Bank, nor any of their officers or Directors shall have any liability as a result of the amendment or termination of the Plan.

10.3. Code Section 409A. Any award, which constitutes “deferred compensation” under Code Section 409A, and any rules, regulations and guidance promulgated thereunder (“409A Award”), shall be subject to the following:

(a)

All 409A Award documents and agreements, or rules and regulations created by the Administrator pertaining to 409A Awards, shall provide for the required procedures under Code Section 409A, including the timing of deferral elections, if any, and the timing and method of payment distributions.

(b)

With respect to all 409A Awards, the Administrator and its delegates shall operate the Plan at all times in conformity with the known rules, regulations and guidance promulgated under Code Section 409A, and the Administrator shall reserve the right (including the right to delegate such right) to unilaterally amend any 409A Award granted under the Plan, without the consent of the Participant, to maintain compliance with Code Section 409A. A Participant’s acceptance of any award under the Plan constitutes acknowledgement and consent to such rights of the Administrator.

ARTICLE 11

MISCELLANEOUS

11.1. Non-Alienation. No benefits or amounts credited under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to Participant.

11.2. Tax Withholding. The Bank or the Bank may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

11.3. Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Bank or any rights that may exist from time to time thereunder.

11.4. No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Bank or the Bank for any period of time.

11.5. Responsibility for Legal Effect. Neither the Bank, the Bank, the Administrator, the Compensation Committee of the Board, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, neither the Bank, nor the Bank shall have any liability for the tax liability which a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

11.6. Limitation of Duties. The Bank, the Compensation Committee of the Board, the Administrator, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

11.7. Limitation of Sponsor Liability. Any right or authority exercisable by the Bank, pursuant to any provision of the Plan, shall be exercised in the Bank’s capacity as sponsor of the Plan, or on behalf of the Bank in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Bank, nor any of its respective officers, members, employees, agents and directors, shall have any liability to any party for its exercise of any such right or authority.

11.8. Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Bank, the Bank and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

11.9. Controlling Law. The Plan shall be construed in accordance with the laws of the State of Alabama to the extent not preempted by laws of the United States, without regard to the conflict of law provisions of any jurisdiction.

11.10. Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Plan shall be brought only in the courts of the State of Alabama, Cullman County or, if it has or can acquire jurisdiction, in the United States District Court serving Cullman County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.11. Notice. Any notice or filing required or permitted to be given to the Compensation Committee of the Board under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Cullman Savings Bank.
316 Second Avenue SW
Cullman, Alabama 35055

Attn:	President and Chief Executive Officer, Cullman Savings Bank Amended and Restated Deferred Incentive Plan

11.12. Headings and Titles. The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

11.13. General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

11.14. Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Bank in establishing and maintaining the Plan.

11.15. Indemnification. The Bank and the Bank shall indemnify, defend, and hold harmless any Executive, officer or Director of the Bank or the Bank for all acts taken or omitted in carrying out the responsibilities of the Bank, the Compensation Committee of the Board or Administrator under the terms of the Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Bank and the Bank shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Bank or the Bank shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Bank, the Bank or the Bank shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Executive, officer or Director of the Bank or the Bank nor shall it be provided for any claim by a participating Bank against any such individual.

IN WITNESS WHEREOF, Cullman Savings Bank, by its appropriate officers duly authorized, has caused the Plan to be executed and adopted as of March 1, 2021.

Cullman Savings Bank

By	/s/ John A. Riley, III	Date:	February 21, 2021
President and Chief Executive Officer

CSB			2020
Officer Deferred Plan Worksheet
				1.10 ROA @20%	Monthly Accured Expense

Robin O’Berry	111,000	1		$22,200.00
Robin Parson	156,000	2		$31,200.00
John Riley	250,000	3		$50,000.00
Tiara Ugarkovich	125,000	4		$25,000.00
Katrina Stephens	117,000	5		$23,400.00
Megan Henry	92,000	6		$18,400.00
Matt Townson	115,000	7		$23,000.00
	966,000			$193,200.00	$ 16,100.00